SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to SS.240.14a-11(c) or SS.240.14a-12


                            FINLAY ENTERPRISES, INC.
               --------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:
                                       N/A

     (2)  Aggregate number of securities to which transaction applies:
                                       N/A

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
                                       N/A

     (4)  Proposed maximum aggregate value of transaction:
                                       N/A

     (5)  Total fee paid:
                                       N/A

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid: N/A

     (2)  Form, Schedule or Registration Statement No.: N/A

     (3)  Filing Party: N/A

     (4)  Date Filed: N/A

                 F I N L A Y    E N T E R P R I S E S,    I N C.

                                529 FIFTH AVENUE
                            NEW YORK, NEW YORK 10017



                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 21, 2001


To the Stockholders:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Finlay Enterprises, Inc. (the "Company") will be held on June 21, 2001 at 10:00 a.m. (local time) at the Cornell Club, 6 East 44th Street, New York, New York, for the following purposes:

     1. To elect three members to the Board of Directors to serve until the expiration of their respective terms of office and until their successors are duly elected and qualified; and

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed May 7, 2001 as the record date for the determination of the stockholders entitled to notice of and to vote at such meeting or any adjournment thereof, and only stockholders of record at the close of business on that date are entitled to notice of and to vote at such meeting.

         A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE FISCAL YEAR ENDED FEBRUARY 3, 2001 IS ENCLOSED HEREWITH.

     You are cordially invited to attend the meeting. Whether or not you plan to attend, you are urged to complete, date and sign the enclosed proxy and return it promptly. If you receive more than one form of proxy, it is an indication that your shares are registered in more than one account, and each such proxy must be completed and returned if you wish to vote all of your shares eligible to be voted at the meeting.

                             By Order of the Board of Directors.

                             Bonni G. Davis
                             VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL

Dated:     May 18, 2001

-------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT.

THE ATTACHED PROXY STATEMENT SHOULD BE READ CAREFULLY. STOCKHOLDERS ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE. NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. YOU MAY REVOKE
YOUR PROXY AT ANY TIME BEFORE IT IS VOTED BY GIVING WRITTEN NOTICE TO THE COMPANY. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON THOUGH YOU HAVE PREVIOUSLY SENT IN YOUR PROXY.
--------------------------------------------------------------------------------

                 F I N L A Y    E N T E R P R I S E S,   I N C.

                                529 FIFTH AVENUE
                            NEW YORK, NEW YORK 10017




                           P R O X Y    S T A T E M E N T



         The enclosed proxy is solicited on behalf of the Board of Directors of Finlay Enterprises, Inc. (the "Company") pursuant to this proxy statement (to be mailed on or about May 18, 2001) for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the time and place shown in the attached Notice of Annual Meeting. Shares represented by properly executed proxies, if returned in time, will be voted at the Annual Meeting as specified or, if not otherwise specified, in favor of the election as directors of the nominees named herein. Such proxies are revocable at any time before they are exercised by written notice to the Secretary of the Company or by your requesting the return of the proxy at the Annual Meeting. Any later dated proxies would revoke proxies submitted earlier.

                                   RECORD DATE

         The record date for the determination of holders of common stock, par value $.01 per share, of the Company ("Common Stock") who are entitled to notice of and to vote at the Annual Meeting is May 7, 2001 (the "Record Date").

                                VOTING SECURITIES

         As of the Record Date, 10,372,806 shares of Common Stock of the Company were outstanding. Holders of record of Common Stock as of such date will be entitled to one vote for each share held. A majority of all shares of Common Stock outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum. Abstentions and broker non-votes are considered present for purposes of determining whether the quorum requirement is met. A broker non-vote occurs when a nominee holds shares for a beneficial owner but cannot vote on a proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner as to how to vote the shares.

         With respect to the matters to come before the shareholders at the Annual Meeting, the election of directors shall be determined by a plurality of the voting power present in person or represented by proxy at the Annual Meeting and entitled to vote thereon, and only shares that are voted in favor of a particular nominee will be counted towards such nominee's achievement of a plurality. Shares present at the Annual Meeting that are not voted for a particular nominee, shares present by proxy where the stockholder properly withholds authority to vote for such nominee, and broker non-votes will not be counted towards such nominee's achievement of a plurality.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

5% STOCKHOLDERS

         The following table sets forth information as to each person who, to the knowledge of the Company, was the beneficial owner as of the Record Date of more than 5% of the outstanding Common Stock of the Company.



                                                                                  Shares of Common Stock
                                                                                  Beneficially Owned (1)
                                                                             --------------------------------
                                                                               Number              Percentage
   Name                                                                       of Shares             of Class
   ----                                                                      -----------          -----------
    FMR Corp.(2)....................................................            1,042,200              10.1%
    Thomas H. Lee(3) ...............................................              984,340               9.5%
    Mellon Financial Corporation(4) ................................              901,359               8.7%
    Neuberger Berman, LLC(5)........................................              877,800               8.5%
    David B. Cornstein(6)...........................................              685,439               6.6%
    Rohit M. Desai(7)...............................................              657,812               6.3%
    Becker Capital Management, Inc.(8)..............................              521,275               5.0%

----------------

     (1) Based on 10,372,806 shares outstanding on the Record Date. Except as noted below, each beneficial owner has sole voting power and sole investment power, subject (in the case of Messrs. Lee, Desai and Cornstein) to the terms of the Amended and Restated Stockholders' Agreement dated as of March 6, 1995, as amended (the "Stockholders' Agreement"), by and among the Company and certain securityholders of the Company. See "Certain Transactions - Stockholders' Agreement."

     (2) These shares represent shares reported as beneficially owned by FMR Corp. in a joint filing on Amendment No. 2 dated February 14, 2001 to a Schedule 13G dated February 1, 1999, as amended, filed with the Securities and Exchange Commission (the "Commission") by FMR Corp., Edward C. Johnson 3d, Abigail P. Johnson and Fidelity Management & Research Company. According to said Schedule 13G Amendment, members of the Edward C. Johnson 3d family are the predominant owners of Class B shares of common stock of FMR Corp., representing approximately 49% of the voting power of FMR Corp. Mr. Johnson 3d owns 12.0% and Abigail Johnson owns 24.5% of the aggregate outstanding voting stock of FMR Corp. Mr. Johnson 3d is Chairman of FMR Corp. and Abigail P. Johnson is a Director of FMR Corp. The Johnson family group and all other Class B shareholders have entered into a shareholders' voting agreement under which all Class B shares will be voted in accordance with the majority vote of Class B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders' voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp. The Schedule 13G Amendment further states that Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. and a registered investment adviser, is the beneficial owner of the 1,042,200 shares which are the subject of the Schedule 13G Amendment as a result of its acting as investment adviser to Fidelity Low Priced Stock Fund (the "Fund"), a registered investment company which owns all of such 1,042,200 shares. Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the Fund each has sole power to dispose of the 1,042,200 shares owned by the Fund. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fund, which power resides with the Fund's Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Fund's Board of Trustees. The address for FMR Corp., Fidelity and the Fund is 82 Devonshire Street, Boston, Massachusetts 02109.


                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

     (3) Includes 884,455 shares of Common Stock held of record by Thomas H. Lee Equity Partners, L.P., the general partner of which is THL Equity Advisors Limited Partnership, a Massachusetts limited partnership of which Mr. Lee is a general partner, and 99,885 shares of Common Stock held of record by 1989 Thomas H. Lee Nominee Trust, 979 shares of which are subject to options granted to others. Mr. Lee's address is c/o Thomas H. Lee Company, L.L.C., 590 Madison Avenue, New York, New York 10022.

     (4) According to Amendment No. 3 dated January 16, 2001 to a Schedule 13G dated February 4, 1999, as amended, filed with the Commission by Mellon Financial Corporation ("Mellon Financial"), (i) Mellon Financial has sole power to vote 819,559 shares and sole power to dispose of 901,359 shares, and shares power to vote 69,600 shares and shares power to dispose of none of such shares, (ii) The Boston Company, Inc. has sole power to vote 643,659 shares and sole power to dispose of 725,459 shares, and shares power to vote 69,600 shares and shares power to dispose of none of such shares, and (iii) The Boston Company Asset Management, LLC has sole power to vote 459,150 shares and sole power to dispose of 540,950 shares, and shares power to vote 69,600 shares and shares power to dispose of none of such shares. According to such Schedule 13G Amendment, The Boston Company, Inc. is the parent holding company of The Boston Company Asset Management, LLC, a registered investment company. All of the shares reported in the Schedule 13G Amendment are beneficially owned by Mellon Financial Corporation and direct or indirect subsidiaries, including The Boston Company, Inc. and The Boston Company Asset Management, LLC, in their various fiduciary capacities. The address for Mellon Financial Corporation is One Mellon Center, Pittsburgh, Pennsylvania 15258.

     (5) According to Amendment No. 2 dated February 5, 2001 to a Schedule 13G dated February 10, 1999, as amended, filed with the Commission by Neuberger Berman, LLC and Neuberger Berman, Inc. (collectively, "Neuberger Berman"), Neuberger Berman, LLC is deemed to be a beneficial owner of the indicated number of shares since it has shared power to make decisions whether to retain or dispose of, and in some cases the sole power to vote, such shares, which are held by many unrelated clients. Neuberger Berman, LLC does not, however, have any economic interest in the securities of those clients. The clients are the actual owners of the securities and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of such securities. Neuberger Berman has sole power to vote or direct the voting of 696,300 shares, shared power to vote or direct the voting of none of such shares, sole power to dispose of or direct the disposition of none of such shares, and shared power to dispose of or direct the disposition of 877,800 shares. Employee(s) of Neuberger Berman, LLC and Neuberger Berman Management, Inc. own 273,000 shares in their own personal securities accounts. Neuberger Berman, LLC disclaims beneficial ownership of these shares since these shares were purchased with each employee(s)' personal funds and each employee has exclusive dispositive and voting power over the shares held in their respective accounts. According to the Schedule 13G Amendment, Neuberger Berman, Inc. owns 100% of both Neuberger Berman, LLC and Neuberger Berman Management, Inc. and does not own over 1% of the Company's shares. The address of Neuberger Berman, LLC and Neuberger Berman, Inc. is 605 Third Avenue, New York, New York 10158-3698.

     (6) Includes options to acquire 66,667 shares of Common Stock having an exercise price of $14.00 per share. The address of Mr. Cornstein is c/o the Company, 529 Fifth Avenue, New York, New York 10017.

     (7) Mr. Desai is the sole stockholder, Chairman of the Board of Directors, President and Treasurer of Desai Capital Management Incorporated ("DCMI"). DCMI acts as investment adviser to Equity-Linked Investors-II ("ELI-II"). Mr. Desai is also the managing partner of the general partner of ELI-II. ELI-II held a total of 657,812 shares of Common Stock of the Company as of the Record Date. Under the investment advisory agreements between DCMI and ELI-II, decisions as to the voting or disposition of these securities may be made by DCMI. DCMI and Mr. Desai disclaim beneficial ownership of the securities. On April 9, 2001, ELI-II entered into a plan to sell a portion of the shares beneficially owned by it. The plan, which is intended to qualify under Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, contemplates the sale by ELI-II of up to 100,000 shares of Common Stock from April 16 to July 15, 2001 in accordance with a specified formula. The address of Mr. Desai and ELI-II is c/o Desai Capital Management Incorporated, 540 Madison Avenue, New York, New York 10022.

     (8) According to an Amendment dated January 29, 2001 to a Schedule 13G dated January 28, 2000 filed with the Commission by Becker Capital Management, Inc., a registered investment advisor ("Becker"), the indicated number of shares is owned by advisory clients of Becker; Becker has sole voting power with respect to 494,275 of the shares and sole dispositive power with respect to all of the shares, but disclaims beneficial ownership thereof. The address for Becker Capital Management, Inc. is 1211 SW Fifth Avenue, Suite 2185, Portland, Oregon 97204.

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth certain information with respect to beneficial ownership of the Common Stock as of the Record Date by (i) each of the Company's directors and nominees for director (other than Messrs. Lee, Desai and Cornstein, information with respect to each of whom is presented above),
(ii) the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company or Finlay Fine Jewelry Corporation, a wholly-owned subsidiary of the Company ("Finlay Jewelry" and, together with the Company and all predecessor companies, "Finlay"), listed in the Summary Compensation Table and (iii) all directors and executive officers as a group. The Company owns all of the issued and outstanding capital stock of Finlay Jewelry.



                                                                                  Shares of Common Stock
                                                                                  Beneficially Owned (1)
                                                                            -----------------------------------
                                                                              Number of            Percentage
                                   Name                                        Shares               Of Class
    -------------------------------------------------------------------     --------------        -------------
    Arthur E. Reiner(2)(3).........................................             499,279               4.7%
    Leslie A. Philip(2)(4).........................................              87,667                *
    Norman S. Matthews(5)..........................................              86,000                *
    Joseph M. Melvin(2)(6).........................................              61,000                *
    Edward Stein(2)(7).............................................              40,467                *
    Bruce E. Zurlnick(2)(8)........................................              17,533                *
    Michael Goldstein(9)...........................................              17,000                *
    Hanne M. Merriman(10)..........................................              15,000                *
    Warren C. Smith, Jr.(11).......................................              12,590                *
    John D. Kerin(2)(12)...........................................               6,000                *
    James Martin Kaplan(2).........................................               4,000                *
    All directors and executive officers
    as a group (14 persons)(13)....................................           3,174,126              28.6%

     ------------------
         *Less than one percent.

     (1) Based on 10,372,806 shares outstanding on the Record Date. The persons named in the table have sole voting and investment power with respect to all shares of Common Stock subject to the terms of the Stockholders' Agreement.

     (2) The address of Messrs. Reiner, Kaplan, Kerin, Melvin, Stein and Zurlnick and Ms. Philip is c/o the Company, 529 Fifth Avenue, New York, New York 10017.

     (3) Includes options to acquire 354,632 shares of Common Stock having exercise prices ranging from $12.75 to $14.00 per share. Also includes 100,000 shares of restricted stock.

     (4) Includes options to acquire an aggregate of 87,667 shares of Common Stock having exercise prices ranging from $8.25 to $23.1875 per share.

     (5) Consists of options to acquire an aggregate of 86,000 shares of Common Stock having exercise prices ranging from $8.50 to $16.50 per share. Mr. Matthews' address is 650 Madison Avenue, New York, New York 10022.

     (6) Includes options to acquire an aggregate of 60,000 shares of Common Stock having exercise prices ranging from $8.25 to $24.3125 per share.

     (7) Includes options to acquire an aggregate of 39,467 shares of Common Stock having exercise prices ranging from $7.23 to $13.4219 per share.

     (8) Includes options to acquire an aggregate of 16,733 shares of Common Stock having exercise prices ranging from $7.23 to $13.5625 per share.


                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

     (9) Includes options to acquire an aggregate of 10,000 shares of Common Stock having exercise prices ranging from $12.75 to $13.4375 per share. The address of Mr. Goldstein is c/o Toys "R" Us, Inc., 461 From Road, Paramus, New Jersey 07652.

     (10) Includes options to acquire an aggregate of 15,000 shares of Common Stock having exercise prices ranging from $8.50 to $21.3125 per share. Ms. Merriman's address is c/o Hanne Merriman Associates, 3201 New Mexico Avenue, N.W., Washington, DC 20016.

     (11) Mr. Smith's address is c/o Thomas H. Lee Company, 75 State Street, Boston, Massachusetts 02109.

     (12) Includes options to acquire an aggregate of 5,000 shares having an exercise price of $14.5938 per share.

     (13) Includes options to acquire 741,165 shares having exercise prices ranging from $7.23 to $24.3125 per share.


         The Company's fiscal year ends on the Saturday closest to January 31. References herein to 1997, 1998, 1999 and 2000 relate to the fiscal years ended on January 31, 1998, January 30, 1999, January 29, 2000 and February 3, 2001, respectively.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Commission and to furnish the Company with copies of such reports. Based solely on its review of the copies of such forms furnished to the Company, the Company believes that during fiscal 2000 all of the reporting persons complied with their Section 16(a) filing obligations.

                                 PROPOSAL NO. 1

                              ELECTION OF DIRECTORS

         The Restated Certificate of Incorporation of the Company divides the Board of Directors into three classes, with the directors of each class to be elected at every third annual meeting of stockholders. The certificate further provides that the number of directors which shall constitute the full Board of Directors may be fixed by the Board of Directors from time to time and that vacancies occurring between annual meetings may be filled only by the Board of Directors, with the directors so chosen to serve until the next annual meeting. The Board of Directors has nominated Norman S. Matthews, Hanne M. Merriman and Warren C. Smith, Jr. for the three-year term in the class whose term expires in 2004. The nominees are presently serving as directors of the Company and have expressed their willingness to continue to serve as such. If, for any reason not presently known, any of said nominees is not available for election, the proxies will be voted for substitute nominees, if any. See "Certain Transactions -- Stockholders' Agreement."

RECOMMENDATION OF THE BOARD OF DIRECTORS

         The Board of Directors recommends a vote FOR election as directors for the three-year term in the class whose term expires in 2004 the nominees identified above.

INFORMATION REGARDING DIRECTORS

Information regarding each of the nominees is set forth below:

                                                                                                          YEAR OF ANNUAL
                                                                                                            MEETING AT
                                                                                      DIRECTOR              WHICH TERM
NAME                            PRINCIPAL OCCUPATION                AGE                SINCE               WILL EXPIRE
----                            --------------------                ---                -----               -----------
Norman S. Matthews              Retail Consultant                    68                 1993                   2004

Hanne M. Merriman               Principal, Hanne Merriman            59                 1997                   2004
                                Associates

Warren C. Smith, Jr.            Managing Director of TH Lee          44                 1993                   2004
                                Putnam Internet Partners,
                                L.P.

The following persons will continue to serve as directors after the meeting:

                                                                                                          YEAR OF ANNUAL
                                                                                                            MEETING AT
                                                                                      DIRECTOR              WHICH TERM
NAME                            PRINCIPAL OCCUPATION                AGE                SINCE               WILL EXPIRE
----                            --------------------                ---                -----               -----------
Rohit M. Desai                  Chairman and President of            62                 1993                   2002
                                Desai Capital Management
                                Incorporated

Michael Goldstein               Chairman of the Board                59                 1999                   2002
                                of Toys "R" Us, Inc.

Thomas H. Lee                   President of Thomas H. Lee           57                 1993                   2002
                                Company

David B. Cornstein              Chairman Emeritus of the             62                 1988                   2003
                                Company and Principal,
                                Pinnacle Advisors Limited

James Martin Kaplan             Partner, Blank Rome Tenzer           56                 1988                   2003
                                Greenblatt LLP,
                                attorneys-at-law

John D. Kerin                   Consultant, The McGraw-Hill          62                 1999                   2003
                                Companies, Inc.

Arthur E. Reiner                Chairman of the Board,               60                 1995                   2003
                                President and Chief
                                Executive Officer of the
                                Company and Chairman and
                                Chief Executive Officer of
                                Finlay Jewelry




     DIRECTORS. Messrs. Desai, Lee and Matthews and Ms. Merriman have each been engaged in the principal occupation identified above for more than the past five years. Mr. Desai is also a director of The Rouse Company, TeleCorp PCS, SITEL Corporation and Independence Community Bank Corp. Mr. Lee is also a director of Metris Companies, Inc., Vail Resorts, Inc. and Wyndham International, Inc. Mr. Matthews is also a director of Toys "R" Us, Inc., The Progressive Corporation, Lechters, Inc., Eye Care Centers of America, Inc. and Sunoco, Inc. Ms. Merriman is also a director of US Airways Group, Inc., Ameren Corp., State Farm Mutual Automobile Insurance Company, The

Rouse Company, Ann Taylor Stores Corporation and T. Rowe Price Mutual Funds and is a member of the National Women's Forum and a director of the Children's Hospital Foundation (part of the Children's National Medical Center). Mr. Cornstein served as Chairman of the Company from May 1993 until his retirement from day-to-day involvement with the Company effective January 31, 1999. Mr. Cornstein is also a director of TeleHubLink Corporation. Since February 1998, Mr. Goldstein has been Chairman of the Board of Toys "R" Us, Inc., where he was Vice Chairman of the Board and Chief Executive Officer from February 1994 to February 1998, and where he served as acting Chief Executive Officer from August 1999 to January 14, 2000. Mr. Goldstein is also a director of Houghton Mifflin Company and United Retail Group Inc. Mr. Kaplan is a partner of the law firm of Blank Rome Tenzer Greenblatt LLP, counsel to Finlay, which he joined in 1998 and, from 1977 to 1998, was a partner with the law firm of Zimet, Haines, Friedman & Kaplan. Mr. Kerin has been a consultant to The McGraw-Hill Companies, Inc. since January 2000, and from July 1979 to January 2000, he served in various positions with The McGraw-Hill Companies, Inc., including from May 1994 to January 2000, as Senior Vice President, Information Management and Chief Information Officer. Mr. Smith has been employed by Thomas H. Lee Company or its affiliates since 1990 and is also a director of Rayovac Corporation and Eye Care Centers of America, Inc.

     EXECUTIVE OFFICERS. Mr. Reiner, Joseph M. Melvin (Executive Vice President and Chief Operating Officer of the Company and President and Chief Operating Officer of Finlay Jewelry), Leslie A. Philip (Executive Vice President and Chief Merchandising Officer of the Company and Finlay Jewelry), Edward Stein (Senior Vice President and Director of Stores of Finlay Jewelry) and Bruce E. Zurlnick (Senior Vice President, Treasurer and Chief Financial Officer of the Company and Finlay Jewelry) are the executive officers of the Company. Mr. Melvin, age 50, was appointed as Executive Vice President and Chief Operating Officer of the Company and President and Chief Operating Officer of Finlay Jewelry on May 1, 1997. From September 1975 to March 1997, Mr. Melvin served in various positions with The May Department Stores Company ("May Department Stores"), including, from 1990 to March 1997, as Chairman of the Board and Chief Operating Officer of Filene's (a division of May Department Stores). Ms. Philip, age 54, has served as Executive Vice President and Chief Merchandising Officer of the Company and Finlay Jewelry since May 1997. From May 1995 to May 1997, Ms. Philip was Executive Vice President - Merchandising and Sales Promotion of Finlay Jewelry. From 1993 to May 1995, Ms. Philip was Senior Vice President - Advertising and Sales Promotion of R.H. Macy & Co., Inc. ("Macy's"), and from 1988 to 1993, Ms. Philip was Senior Vice President - Merchandise - Fine Jewelry at Macy's. Mr. Stein, age 56, has been Senior Vice President and Director of Stores of Finlay Jewelry since July 1995. From December 1988 to June 1995, Mr. Stein was Vice President - Regional Supervisor of Finlay Jewelry, and occupied similar positions with Finlay's predecessors from 1983 to December 1988. Mr. Stein held various other positions at Finlay from 1965 to 1983. Mr. Zurlnick, age 49, has served as Senior Vice President, Treasurer and Chief Financial Officer of the Company and Finlay Jewelry since January 2000. From June 1990 to December 1999, he was Treasurer of the Company and Vice President and Treasurer of Finlay Jewelry, and from December 1978 through May 1990, he held various finance and accounting positions with Finlay's predecessors.

COMMITTEES OF THE BOARD OF DIRECTORS

         The Board of Directors has standing Audit, Compensation, Nominating and Executive Committees. No director who serves on the Compensation Committee is an officer or employee of the Company or any of its subsidiaries.

         The duties and responsibilities of the Audit Committee are described below under the caption "Report of the Audit Committee". The Audit Committee met five times during fiscal 2000. The current members of the Audit Committee are Ms. Merriman, its Chairperson, and Messrs. Goldstein and Kerin, none of whom are employees of the Company and each of whom meets the independence requirements under current National Association of Securities Dealers corporate governance standards.

         The Compensation Committee supervises and makes recommendations with respect to employee compensation levels and all benefit plans involving employees of the Company. It also approves, upon the recommendation of the Chairman of the Board of Directors and President or other appropriate officer, the terms of employment of all officers of the Company (except the Chairman of the Board and President) and recommends the terms of employment of the Chairman of the Board and President to the Board of Directors for approval. The Compensation Committee also administers the Company's 1993 Long Term Incentive Plan, as amended (the "1993

Plan"), and the Company's 1997 Long Term Incentive Plan, as amended (the "1997 Plan"), including the grant of options and stock appreciation rights thereunder. The Compensation Committee met two times during fiscal 2000. The current members of the Compensation Committee are Mr. Lee, its Chairman, and Messrs. Desai and Matthews.

         The Nominating Committee provides recommendations to the Board of Directors regarding nominees for director and membership on Board committees. The Nominating Committee will consider nominees recommended by stockholders. The Nominating Committee met once during fiscal 2000. The current members of the Nominating Committee are Mr. Reiner, its Chairman, and Messrs. Desai and Lee.

         The Executive Committee has all the powers of the Board of Directors in the management of the business and affairs of the Company, except as such powers are limited by the Delaware General Corporation Law. The Executive Committee met once during fiscal 2000. The current members of the Executive Committee are Mr. Lee, its Chairman, and Messrs. Cornstein, Desai, Kaplan, Matthews and Reiner.

         The Board of Directors met four times during fiscal 2000. No director attended fewer than 75% of the total number of meetings of the Board of Directors and all committees thereof which he or she was eligible to attend.

REPORT OF THE AUDIT COMMITTEE

         The Audit Committee of the Board of Directors assists the Company's Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the Company's financial reporting processes. Management has primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Company's independent accountants, Arthur Andersen LLP ("AA"), are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee is governed by the Audit Committee Charter adopted by the Company's Board of Directors, a copy of which is attached as Appendix A to this Proxy Statement.

         Each of the members of the Audit Committee qualifies as an "independent" director as defined by the National Association of Securities Dealers, Inc. on behalf of the NASDAQ Stock Market.

         In performing its oversight function, the Audit Committee has reviewed and discussed the Company's audited financial statements with management and AA, the Company's independent accountants. The Audit Committee has also conducted discussions with AA regarding the matters required by the Statement of Auditing Standards No. 61 "Communications with Audit Committees." As required by Independence Standards Board Standard No. 1, "Independence Discussion with Audit Committees," the Audit Committee has discussed with and received the required written disclosures and confirming letter from AA regarding its independence.

         Based upon the review and discussions referred to above, the Audit Committee has recommended to the Company's Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended February 3, 2001, for filing with the Securities and Exchange Commission.


                                                 THE AUDIT COMMITTEE
                                                 Hanne M. Merriman, Chairperson
                                                 Michael Goldstein
                                                 John D. Kerin


DIRECTORS' COMPENSATION

         Directors who are employees, or who receive fees or compensation (directly or indirectly) other than as directors, receive no additional compensation for serving as members of the Board. Messrs. Lee, Desai, Smith and

Kaplan receive no compensation for serving as directors of the Company and Finlay Jewelry. For a discussion of certain fees paid to affiliates of Messrs. Lee and Desai, see "-- Compensation Committee Interlocks and Insider Participation."

         For serving as a director of the Company and Finlay Jewelry, each independent non-employee director receives aggregate compensation at the rate of $20,000 per year and, except for Mr. Matthews, also receives a fee of $1,000 for each regular and special meeting attended and a fee of $500 for each committee meeting attended. In addition, Ms. Merriman receives an aggregate annual fee of $3,000 for service as chairperson of the Audit Committee of the Company and Finlay Jewelry. Each independent non-employee director generally receives, with respect to each year of service, options to purchase 5,000 shares of Common Stock, at an exercise price equal to the fair market value on the date of grant. The options typically vest on the first anniversary of the date of grant, except Mr. Matthews' options are subject to various vesting periods of up to five years.

         Mr. Reiner has an employment contract with Finlay, and a company as to which Mr. Cornstein is a principal has received compensation from Finlay pursuant to a consulting agreement. See information under the caption "Executive Compensation--Employment and Other Agreements and Change of Control Arrangements."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Compensation Committee is presently comprised of Rohit M. Desai, Thomas H. Lee and Norman S. Matthews. All decisions with respect to executive compensation, and all decisions with respect to benefit plans, involving employees of the Company and Finlay Jewelry are currently made by the Compensation Committee. None of the present Compensation Committee members were, at any time, an officer or employee of the Company or any of its subsidiaries.

     In connection with a series of transactions which recapitalized the Company in May 1993, the Company, an affiliate of Thomas H. Lee Company (together with its affiliate transferees, the "Lee Investors"), partnerships managed by DCMI (collectively, the "Desai Investors"), certain members of management of the Company (the "Management Stockholders") and certain other stockholders entered into (i) a registration rights agreement (the "Registration Rights Agreement"), which grants certain registration rights to the Lee Investors, the Desai Investors and the Management Stockholders and (ii) the Stockholders' Agreement, which granted certain rights to, and imposed certain restrictions on the rights of, the Lee Investors, the Desai Investors, the Management Stockholders and certain other stockholders. See "Certain Transactions."

     The Company and Finlay Jewelry have entered into management agreements with Thomas H. Lee Capital LLC and DCMI (collectively, the "Management Agreements"), affiliates of Mr. Lee and Mr. Desai, respectively. Pursuant to the Management Agreements, Thomas H. Lee Capital LLC and DCMI receive $180,000 and $60,000 per year plus expenses, respectively, for consulting and management advisory services rendered to the Company and Finlay Jewelry. Each of the Management Agreements, which terminate in May 2002, will be automatically renewable on an annual basis unless any party thereto serves notice of termination at least 90 days prior to the renewal date. Each of the Management Agreements contains provisions entitling the managing company to indemnification under certain circumstances for losses incurred in the course of service to the Company or Finlay Jewelry.

     Mr. Matthews receives compensation at the rate of $20,000 per year for his services as a director. For a discussion of certain options granted to Mr. Matthews, see "--Directors' Compensation."

     Any future transactions between the Company and/or Finlay Jewelry and the officers, directors and affiliates thereof will be on terms no less favorable to the Company and Finlay Jewelry than can be obtained from unaffiliated third parties, and any material transactions with such persons will be approved by a majority of the disinterested directors of the Company or Finlay Jewelry, as the case may be.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth information with respect to the compensation in fiscal years 2000, 1999 and 1998 of Finlay's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company or Finlay Jewelry (collectively, the "Named Executive Officers").



                                                    ANNUAL COMPENSATION              LONG TERM COMPENSATION
                                          -------------------------------------    --------------------------
                                                                                                   NUMBER OF
                                                                                    RESTRICTED    SECURITIES
      NAME AND PRINCIPAL                                            OTHER ANNUAL      STOCK      UNDERLYING         ALL OTHER
          POSITION                YEAR     SALARY      BONUSES    COMPENSATION (1)    AWARDS     OPTIONS/SARS(2)    COMPENSATION(3)
           --------               ----     ------      -------    ----------------  ---------    -------------   ----------------
ARTHUR E. REINER                  2000      $750,000    $145,875       $19,292          -           100,000           $28,453
Chairman, President               1999       750,000     447,825        19,292          -              -               28,064
and Chief Executive Officer of    1998       750,000        -           17,642          -              -              428,016 (4)
the Company and Chairman and
Chief Executive Officer of
Finlay Jewelry

JOSEPH M. MELVIN                  2000      $387,059    $ 75,283         -              -            20,000          $133,277 (5)
Executive Vice President and      1999       372,887     183,528         -              -              -                8,705
Chief Operating Officer of the    1998       367,100      85,000         -              -            30,000           387,241 (6)
Company and President and
Chief Operating Officer of
Finlay Jewelry

LESLIE A. PHILIP                  2000      $406,691    $ 79,101         -              -            30,000          $208,277 (7)
Executive Vice President and      1999       383,356     193,345         -              -              -                9,209
Chief Merchandising Officer of    1998       376,700     110,000         -              -            30,000             9,626
the Company and Finlay Jewelry

EDWARD STEIN                      2000      $347,052   $  67,503         -              -            10,000            $8,277
Senior Vice President and         1999       328,720     166,028         -              -            20,000            10,083
Director of Stores of             1998       307,056      70,000         -              -            10,000             9,626
Finlay Jewelry

BRUCE E. ZURLNICK                 2000      $249,996    $ 50,095         -              -             5,000            $8,277
Senior Vice President,            1999       213,333     105,000         -              -            10,000             8,569
Treasurer and Chief Financial     1998       205,000      25,000         -              -             5,000             8,659
Officer of the Company and
Finlay Jewelry


-----------

     (1) Represents tax equalization payments made in connection with life insurance premiums paid by Finlay on behalf of the Named Executive Officers.

     (2)  See "--Option/SAR Grants in 2000".

     (3) Includes for each Named Executive Officer the sum of the following amounts earned in 2000, 1999 and 1998 for such Named Executive
          Officer:


                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)



                                                                       Life           Retirement         Medical
                                                                  Insurance (a)      Benefits (b)     Benefits (c)
                                                                  -------------      ------------     ------------
    Arthur E. Reiner................................      2000    $      20,176      $      5,200     $      3,077
                                                          1999           20,176             5,200            2,688
                                                          1998           20,176             5,200            2,640

    Joseph M. Melvin................................      2000    $          -       $      5,200     $      3,077
                                                          1999              817             5,200            2,688
                                                          1998            1,079             5,035            2,640

    Leslie A. Philip................................      2000    $          -       $      5,200     $      3,077
                                                          1999            1,321             5,200            2,688
                                                          1998            1,786             5,200            2,640

    Edward Stein....................................      2000    $          -       $      5,200     $      3,077
                                                          1999            2,195             5,200            2,688
                                                          1998            1,786             5,200            2,640

    Bruce E. Zurlnick...............................      2000    $          -       $      5,200     $      3,077
                                                          1999              681             5,200            2,688
                                                          1998              856             5,200            2,640



     (a) Insurance premiums paid by Finlay with respect to life insurance for the benefit of the Named Executive Officer.

     (b) The dollar amount of all matching contributions and profit sharing contributions under Finlay's 401(k) profit sharing plan allocated to the account of the Named Executive Officer.

     (c) The insurance premiums paid in respect of the Named Executive Officer under Finlay's Executive Medical Benefits Plan.

(4) In addition to the other compensation set forth in Note 3 above, Finlay made a payment to Mr. Reiner in an aggregate amount of $400,000, consisting of (i) the reimbursement of Mr. Reiner for the interest paid in respect of the loan made by the Company to him in 1995 for the purpose of his purchase of shares of Common Stock of the Company upon the commencement of his employment with Finlay and (ii) a special bonus of $125,000 in connection with the Company's 1998 public offering of Common Stock and certain related transactions.

(5) In addition to the other compensation set forth in Note 3 above, Finlay paid to Mr. Melvin in February 2001 a special bonus of $125,000 in accordance with a retention agreement entered into in February 1999. See "- Employment and Other Agreements and Change of Control Arrangements".

(6) In addition to the other compensation set forth in Note 3 above, Mr. Melvin received $378,487 in 1998 for reimbursement of relocation expenses.

(7) In addition to the other compensation set forth in Note 3 above, Finlay paid to Ms. Philip in February 2001 a special bonus of $200,000 in accordance with a retention agreement entered into in February 1999. See "- Employment and Other Agreements and Change of Control Arrangements".

         Mr. Reiner was named Chairman of the Company effective February 1, 1999 and, from January 1995 to such date, served as Vice Chairman of the Company. For a discussion of the employment and other arrangements with Mr. Reiner, see "-- Employment and Other Agreements and Change of Control Arrangements".

LONG TERM INCENTIVE PLANS

         The Company currently has two long-term incentive plans, for which it has reserved a total of 2,582,596 shares of Common Stock for issuance in connection with awards. Of this total, 732,596 shares of Common Stock have been reserved for issuance under the 1993 Plan, of which 165,777 shares have been issued to date in connection with exercises of options granted under the 1993 Plan and 531,854 shares are reserved for issuance upon exercise of currently outstanding options. The remaining 34,965 shares of Common Stock are available for future grants under the 1993 Plan. The 1997 Plan, which is intended as a successor to the 1993 Plan, is similar to the 1993 Plan and provides for the grant of the same types of awards as are available under the 1993 Plan (the 1997 Plan, together with the 1993 Plan, being collectively referred to herein as the "Incentive Plans"). The maximum number of shares of Common Stock available for issuance under the 1997 Plan is 1,850,000. Of this total, 7,600 shares have been issued to date in connection with exercises of options granted under the 1997 Plan, 104,000 shares have been issued to date in connection with restricted stock arrangements and 827,782 shares are reserved for issuance upon exercise of currently outstanding options. The remaining 910,618 shares of Common Stock available for issuance include 6,000 restricted shares reserved for issuance and 904,618 shares of Common Stock available for future grants under the 1997 Plan. See "--Option/SAR Grants in 2000".

     The Incentive Plans permit the Company to grant to key employees of the Company and its subsidiaries, consultants and certain other persons and directors of the Company, the following: (i) stock options; (ii) stock appreciation rights in tandem with stock options; (iii) limited stock appreciation rights in tandem with stock options; (iv) restricted or nonrestricted stock awards subject to such terms and conditions as the Compensation Committee shall determine; (v) performance units which are based upon attainment of performance goals during a period of not less than two nor more than five years and which may be settled in cash or in Common Stock in the discretion of the Company's Compensation Committee; or (vi) any combination of the foregoing. The 1997 Plan provides, however, that no participant may be granted, during any fiscal year, options or other awards relating to more than 175,000 shares of Common Stock.

     Under the Incentive Plans, the Company may grant stock options which are either "incentive stock options" ("Incentive Options") within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or non-incentive stock options ("Non-incentive Options"). Incentive Options are designed to result in beneficial tax treatment to the optionee, but no tax deduction for the Company. Nonincentive Options will not give the optionee the tax benefits of Incentive Options, but generally will entitle the Company to a tax deduction when and to the extent income is recognized by the optionee.

     The Incentive Plans are administered by the Compensation Committee of the Company's Board of Directors which, pursuant to the Incentive Plans, consists of at least two directors. Subject to the provisions of the Incentive Plans, the Compensation Committee has sole discretion (i) to select the individuals to participate in the Incentive Plans, (ii) to determine the form and substance of grants made under the Incentive Plans to each participant, and the conditions and restrictions, if any, subject to which grants are made, (iii) to interpret the Incentive Plans and (iv) to adopt, amend or rescind rules and regulations for carrying out the Incentive Plans as it may deem appropriate.

     The Incentive Plans provide that the per share exercise price of an option granted under the plans shall be determined by the Compensation Committee. The exercise price of an Incentive Option may not, however, be less than 100% of the fair market value of the Common Stock on the date the option is granted and the duration of an Incentive Option may not exceed ten years from the date of grant. In addition, an Incentive Option that is granted to an employee who, at the time the option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of capital stock of the "employer corporation" (as used in the Code) or any parent or subsidiary thereof shall have a per share exercise price which is at least 110% of the fair market value of the Common Stock on the date the option is granted and the duration of any such option may not exceed five years from the date of grant. Options granted under the Incentive Plans become exercisable at such time or times as the Compensation Committee may determine at the time the option is granted. Options are nontransferable (except by will or intestacy on the death of the optionee) and during a participant's lifetime are exercisable only by the participant.

     In making grants to employees under the Incentive Plans, the Company has on occasion utilized a uniform Agreement and Certificate of Option (the "Option Agreement"), under which the Company grants ten-year options, subject to various vesting periods of up to five years. Other vesting schedules have also been utilized by Finlay. The Option Agreement contains transfer and certain other restrictions and provides that options not vested may expire, or shares acquired upon exercise of options may be repurchased at their exercise price, in the event of termination of employment under certain circumstances. In addition, the Option Agreement provides that (i) if an optionee's employment is terminated for "cause" (as defined in the Option Agreement), such optionee's options will terminate immediately, (ii) if an optionee's employment is terminated due to death, "disability" or "retirement" (each as defined in the Incentive Plans), such optionee's options become fully vested and exercisable for a period of 21 days following such termination and (iii) if an optionee's employment is terminated for any other reason, such optionee's options remain exercisable to the extent vested for a period of 21 days following such termination.

         The Incentive Plans may be amended or terminated by the Board at any time, but no such termination or amendment may, without the consent of a participant, adversely affect the participant's rights with respect to previously granted awards. Under the 1993 Plan, the approval of the Company's stockholders is required for any amendment (i) to increase the maximum number of shares subject to awards under the 1993 Plan, (ii) to change the class of persons eligible to participate and/or receive incentive stock options under the 1993 Plan, (iii) to change the requirements for serving on the Compensation Committee or (iv) to increase materially the benefits accruing to participants under the 1993 Plan. Under the 1997 Plan, the approval of the Company's stockholders is required to amend the 1997 Plan if the Compensation Committee determines that such approval would be necessary to retain the benefits of Rule 16b-3 under the Exchange Act (with respect to participants who are subject to Section 16 thereof), Section 162(m) of the Code (with respect to "covered employees" within the meaning of Section 162(m) of the Code) or Section 422 of the Code (with respect to Incentive Options), or if stockholder approval is otherwise required by federal or state law or regulation or the rules of any exchange or automated quotation system on which the Common Stock may then be listed or quoted, or if the Board of Directors otherwise determines to submit the proposed amendment for stockholder approval.

         Subject to certain limitations set forth in the Incentive Plans, if the Compensation Committee determines that any corporate transaction or event affects the shares of Common Stock (or other securities or property subject to an award under the Incentive Plans) such that an adjustment is determined by the Compensation Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Incentive Plans, then the Compensation Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of shares (or other securities or property) with respect to which awards may be granted under the Incentive Plans, (ii) the number and type of shares (or other securities or property) subject to outstanding awards under the Incentive Plans or (iii) the grant or exercise price with respect to any awards under the Incentive Plans or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award in consideration for the cancellation of such award (which, in the case of an option, will be equal to the positive difference, if any, between the Market Value (as defined in the Incentive Plans) of the shares covered by such option, as determined immediately prior to such corporate transaction or event, and the exercise price per share of such option).

OPTION/SAR GRANTS IN FISCAL 2000

         In 2000, the Company granted options to purchase a total of 272,100 shares of Common Stock, of which options to purchase an aggregate of 165,000 shares were granted to the Named Executive Officers. All of these options were granted under the 1997 Plan. All of the options granted vest and become exercisable in equal installments on each of the five anniversaries of the date of grant.

         The following table provides information related to the options granted to the Named Executive Officers during 2000. No stock appreciation rights were issued by the Company in 2000.





                                                        INDIVIDUAL GRANTS                               POTENTIAL REALIZABLE
                             -----------------------------------------------------------------------           VALUE
                                                                                                       AT ASSUMED ANNUAL RATES
                               NUMBER OF     % OF TOTAL                                                    OF STOCK PRICE
                              SECURITIES     OPTIONS/SARS                                                   APPRECIATION
                              UNDERLYING      GRANTED TO      EXERCISE OR BASE                            FOR OPTION TERM ($)
                             OPTIONS/SARS   EMPLOYEES IN           PRICE                               ----------------------
NAME                          GRANTED (#)    FISCAL YEAR         ($/SHARE)        EXPIRATION DATE(S)       5%          10%
--------------------------   ------------   -------------     -----------------   ------------------   -----------  ---------
Arthur E. Reiner........        100,000          36.8              12.75               02-15-10           801,841   2,032,022
Joseph M. Melvin........         20,000           7.4              12.75               02-15-10           160,368     406,404
Leslie A. Philip........         30,000          11.0              12.75               02-15-10           240,552     609,606
Edward Stein............         10,000           3.7              12.75               02-15-10            80,184     203,202
Bruce E. Zurlnick.......          5,000           1.8              12.75               02-15-10            40,092     101,601

                                       13

CERTAIN INFORMATION CONCERNING STOCK OPTIONS/SARS

         The following table sets forth certain information with respect to stock options exercised in fiscal 2000 as well as the value of stock options at the fiscal year end. No stock appreciation rights were exercised during fiscal 2000.

            AGGREGATED OPTION/SAR EXERCISES IN FISCAL 2000 AND FISCAL
                           YEAR-END OPTION/SAR VALUE




                                                                     NUMBER OF
                                                                     SECURITIES               VALUE OF
                                                                     UNDERLYING              UNEXERCISED
                                                                    UNEXERCISED             IN-THE-MONEY
                                                                    OPTIONS/SARS           OPTIONS/SARS AT
                                       SHARES                       AT YEAR-END             YEAR-END ($)
                                      ACQUIRED       VALUE          EXERCISABLE/            EXERCISABLE/
NAME                                 ON EXERCISE   REALIZED        UNEXERCISABLE        UNEXERCISABLE (1)(2)
---------------------------------    ------------  ----------    --------------------  ----------------------
Arthur E. Reiner................          -            -         334,632  /  100,000          -   /      -
Joseph M. Melvin................          -            -          44,000  /    56,000      39,375 /  39,375
Leslie A. Philip................          -            -          76,333  /    63,667      92,396 /  59,063
Edward Stein....................          -            -          32,933  /    37,067     123,104 /  43,576
Bruce E. Zurlnick...............          -            -          14,133  /    17,200      52,874 /  16,538



-----------

(1) The value of Unexercised In-the-Money Options/SARs represents the aggregate amount of the excess of $12.188, the closing price for a share of Common Stock at year end, over the relevant exercise price of all "in-the-money" options.

(2) The options granted under the 1997 Plan generally vest over periods of up to five years. Other vesting schedules have also been utilized by Finlay.


EMPLOYMENT AND OTHER AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

         Mr. Reiner is party to an employment agreement dated as of January 3, 1995, as last amended in November 2000, pursuant to which he is serving as Chairman of the Board, President and Chief Executive Officer of the Company for a term expiring on January 31, 2005. In accordance with the agreement, Mr. Reiner received an annual base salary of $750,000 through January 31, 2001, and since that date, his salary has been at an annual rate of $900,000. Under the agreement, his base salary is hereafter to be increased in increments of not less than $35,000 per year. In addition to his base salary, Mr. Reiner is entitled to an annual bonus payment based on the satisfaction by Finlay of certain financial performance criteria. Under Mr. Reiner's agreement, Finlay is required to provide Mr. Reiner with certain insurance and other ancillary benefits.

         In connection with the extension of Mr. Reiner's employment agreement to January 31, 2005, the Company issued to Mr. Reiner in February 2001 an aggregate of 100,000 shares of restricted stock which will become vested and nonforfeitable if Mr. Reiner is continuously employed by Finlay through January 31, 2005. If Mr. Reiner's employment is terminated without cause or for other specified circumstances, a pro rata portion of the restricted stock would become nonforfeitable. If Mr. Reiner's employment is terminated prior to a change of control (as defined in the agreement) without cause, or under other specified circumstances, Mr. Reiner would continue to receive his base salary for the balance of the term and bonus compensation as if such termination had not occurred. In the event his employment is terminated under certain circumstances following a change of control, Mr. Reiner would be entitled to a lump sum payment equal to 299% of his "base amount" (as defined in Section 280G(b)(3) of the Code), subject to certain restrictions. In addition, upon termination of his employment coincident with or following a change of control, all of his restricted stock would become nonforfeitable.

         If at the expiration of the term of employment (or a renewal term) Mr. Reiner and Finlay cannot agree upon terms to continue his employment, or if his employment is terminated without cause or for other specified reasons, Mr.

 .

Reiner would be entitled to receive a severance payment in an amount equal to one year's base salary, together with certain insurance benefits.

         Upon the commencement of his employment, Mr. Reiner purchased 138,525 shares of Common Stock at a price of $7.23 per share. The aggregate price of the purchased shares was paid in the form of a note issued by Mr Reiner to the Company. In April 1998, in connection with the sale by Mr. Reiner of 100,000 of the purchased shares, Mr. Reiner repaid the outstanding balance of the note.

         In February 1999, Finlay and Pinnacle Advisors Limited, a company as to which Mr. Cornstein is a principal ("Pinnacle"), entered into a two year consulting agreement pursuant to which Pinnacle provided consulting services to Finlay for compensation of $225,000 per year.

         In May 1997, the Company appointed Mr. Melvin to serve as Executive Vice President and Chief Operating Officer of the Company and President and Chief Operating Officer of Finlay Jewelry. The Company has agreed to pay to Mr. Melvin an annual base salary of at least $350,000 as well as an annual bonus based on the achievement of certain targets. In addition, Mr. Melvin received from Finlay in July 1997 a $295,000 non-interest-bearing loan, which was repaid in full in July 1998. Mr. Melvin is also eligible for benefits that are available to other senior executives of Finlay, including reimbursement of moving and relocation expenses. If Mr. Melvin's employment is terminated by Finlay without cause or his title is changed to a lesser title, he is entitled to receive a lump sum payment equal to one year's base salary. In February 1999, Finlay agreed with Mr. Melvin that in the event he continued to be employed by Finlay in February 2001, Finlay would pay to him a special bonus of $125,000, and in the event he continues to be so employed on February 1, 2002, Finlay shall pay to him an additional special bonus of $75,000. Accordingly, in February 2001, Mr. Melvin received the $125,000 bonus.

         In February 1999, Finlay agreed with Ms. Leslie Philip, the Executive Vice President and Chief Merchandising Officer of the Company and Finlay Jewelry, that in the event she continued to be employed by Finlay in February 2001, Finlay would pay to her a special bonus of $200,000 and in the event she continues to be so employed on February 1, 2002, Finlay shall pay to her an additional special bonus of $150,000. Accordingly, in February 2001, Ms. Philip received the $200,000 bonus.

INDEMNIFICATION AGREEMENTS WITH DIRECTORS AND EXECUTIVE OFFICERS

         Finlay has entered into indemnification agreements with each of its directors and certain of its executive officers. For a complete description of these agreements, see "Certain Transactions -- Certain Other Transactions."

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee consists of Thomas H. Lee, Rohit M. Desai and Norman S. Matthews, each of whom is a non-employee member of the Board of Directors. The Committee met two times in the fiscal year ended February 3, 2001 to afford the members the opportunity to consider all compensation related matters. For purposes hereof, the Compensation Committee will be referred to herein as the "Committee."

         GENERAL. The Company's executive compensation policies are intended to provide competitive levels of compensation in order to attract and retain qualified executives and to provide incentives to its senior management to enhance profitability and stockholder returns. The Committee believes such objectives are best achieved by having a substantial portion of an executive officer's cash compensation tied to annual earnings of the Company or the relevant business unit and by providing long-term incentives through the use of stock options and other stock-based awards. The Committee also believes in rewarding exceptional performance and contributions to the development of the Company's business.

         To achieve these objectives and to retain the services of senior management for an extended period, the Company has entered into employment agreements or arrangements with certain of its executive officers. The terms of each employment agreement or arrangement are more particularly described under the heading "Employment and

Other Agreements and Change of Control Arrangements." These agreements or arrangements provide for a competitive base salary plus a cash bonus which is based on the annual financial performance of the Company. By calculating a major component of the executive's cash compensation on the basis of annual financial performance, the Committee seeks to encourage the senior executive to achieve maximum profitability. The Committee also reviews the performance of each executive officer on an annual basis and may approve additional compensation or waive requirements of the executive's employment contract to reward an exceptional individual effort or performance.

         The Committee believes that stock-based compensation arrangements are beneficial in aligning the interests of management and the Company's shareholders over the long-term. The principal vehicle for awarding stock-based compensation is the 1997 Plan. Under the 1997 Plan, the Committee is authorized to grant to key employees stock options as well as other stock-based awards, including restricted stock grants, stock appreciation rights and performance-based stock awards. Of the 1,850,000 shares of Common Stock available for issuance under the 1997 Plan, 7,600 of such shares have been issued to date in connection with exercises of options granted under the 1997 Plan, 104,000 shares have been issued to date in connection with restricted stock arrangements and 827,782 of such shares are reserved for issuance upon exercise of currently outstanding options. Accordingly, as of the date hereof, the remaining 910,618 shares of Common Stock available for issuance include 6,000 restricted shares reserved for issuance and 904,618 shares of Common Stock available for future grants under the 1997 Plan. The number of options granted to each executive officer under the 1997 Plan (and, prior thereto, under the 1993 Plan) generally depended on the executive's performance, the performance of the Company or the executive's business unit, the level of his responsibility, the extent of other forms of compensation payable to him, the terms of his employment agreement, if applicable, and the number of options previously granted to him. In fiscal 2000, the Committee awarded options under the 1997 Plan to purchase an aggregate of 272,100 shares of the Company's Common Stock. All options granted by the Committee were issued with an exercise price equal to the fair market value of a share of Common Stock on the date of grant, generally vest over a period of up to five years from the date of grant and are generally exercisable until the expiration of ten years from the date of grant; provided, however, that such options are generally subject to early termination under certain circumstances and are generally subject to various conditions.

         COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. On January 30, 1996, pursuant to the terms of his employment agreement, Mr. Reiner was elected Chief Executive Officer of the Company. His compensation will continue to be governed by the terms of his employment agreement described above.

         COMPENSATION DEDUCTION LIMITATION. Section 162(m) of the Code limits to $1 million per year the federal income tax deduction available to a public company for compensation paid to its chief executive officer and its four other highest paid executive officers, unless that compensation qualifies for certain "performance-based" exceptions provided for in that section of the Code. The Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion the Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

                                            THE COMPENSATION COMMITTEE
                                            Thomas H. Lee, Chairman
                                            Rohit M. Desai
                                            Norman S. Matthews

STOCK PERFORMANCE GRAPH

         The following graph charts, on an annual basis, the total stockholders' return over a period from February 3, 1996 to February 3, 2001 with respect to an investment in the Company's Common Stock as compared to the Nasdaq Stock Market, the Dow Jones Retailers Index and the S&P Retail (Department Stores) Index. The Company has paid no dividends with respect to its Common Stock during the period.

                  COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
      AMONG FINLAY ENTERPRISES, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX,
                THE DOW JONES RETAILERS INDEX AND THE S&P RETAIL
                            (DEPARTMENT STORES) INDEX



                              [PERFORMANCE GRAPH]











                                                               CUMULATIVE TOTAL RETURN ($)
                                     -------------------------------------------------------------------------------
                                      FEBRUARY 3,   FEBRUARY 1,   JANUARY 31,   JANUARY 30, JANUARY 29,  FEBRUARY 3,
                                        1996           1997         1998          1999        2000         2001
                                     -------------  -----------  ------------  ------------ -----------  -----------
Finlay Enterprises, Inc.    FNLY         100.00       133.33        210.17        99.44      118.64        110.17
Nasdaq Stock Market (U.S.)  NAS          100.00       131.11        154.69       242.14      378.43        265.46
Dow Jones Retailers         RTS          100.00       123.02        172.76       279.70      282.45        300.58
S&P Retail (Department      RSD          100.00       107.44        140.91       139.34      111.88         99.43
Stores)


* Assumes $100 invested on February 3, 1996 in stock or on January 31, 1996 in index, with reinvestment of dividends.

                              CERTAIN TRANSACTIONS

STOCKHOLDERS' AGREEMENT

         The Lee Investors, the Desai Investors, the Management Stockholders, all employees holding options to purchase Common Stock, certain private investors and the Company are parties to the Stockholders' Agreement, which sets forth certain rights and obligations of the parties with respect to the Common Stock and corporate governance of the Company. Any employees of Finlay not parties to the Stockholders' Agreement, as amended, who have received or in the future receive options to purchase Common Stock in connection with their employment have also been required or will also be required, as the case may be, to become parties to the Stockholders' Agreement.

         The Stockholders' Agreement provides that the parties thereto must vote their shares in favor of certain directors who are nominated by the Lee Investors, the Desai Investors, Mr. Cornstein and Mr. Reiner. Notwithstanding the foregoing, the right of various persons to designate directors will be reduced or eliminated at such time as they own less than certain specified percentages of the shares of Common Stock then outstanding or in certain cases are no longer an employee of the Company. The designees of the Lee Investors currently serving on the Board of Directors are Messrs. Lee and Smith; the designee of the Desai Investors is Mr. Desai; the designees of Mr. Cornstein are Messrs. Cornstein and Kaplan; and Mr. Reiner is his own designee. The Stockholders' Agreement also provides for an Executive Committee to consist of at least five directors, including, under certain conditions, designees of Mr. Lee, the Desai Investors and Mr. Cornstein. When a stockholder or group of stockholders loses the right to designate a director, such director is to be designated instead by a majority of the directors of the Company. The Executive Committee of the Company's Board consists at present of Messrs. Lee, Desai, Matthews, Cornstein, Kaplan and Reiner.

         In addition, the Stockholders' Agreement provides that the parties thereto have (i) certain "come along" rights allowing them to participate in private sales of Common Stock by parties selling at least a majority of the outstanding shares of Common Stock and (ii) certain "take along" rights allowing parties who are selling at least a majority of the outstanding shares of Common Stock to require the other parties to the Stockholders' Agreement to sell all or a portion of their shares of Common Stock to the same purchaser in the same transaction on the same terms.

REGISTRATION RIGHTS AGREEMENT

         The Registration Rights Agreement grants certain registration rights to the Lee Investors, the Desai Investors, certain other investors and certain Management Stockholders. Lee Investors and Desai Investors who together hold at least 15% of the outstanding "Registrable Securities" (as defined in the Registration Rights Agreement) are entitled to request jointly, and the Company shall be obligated to effect, up to three registrations of "Registrable Securities", subject to the terms and limitations of the Registration Rights Agreement. The Lee Investors and Desai Investors also may demand registration without the other under certain circumstances. The Registration Rights Agreement also provides that Management Stockholders holding in the aggregate at least 20% of the "Registrable Securities" then outstanding will have the right on one occasion to require the Company to file a registration statement with the Commission covering all or a portion of their "Registrable Securities" in certain circumstances. In addition, under the Registration Rights Agreement, if the Company proposes to register shares of Common Stock under the Securities Act of 1933, as amended (the "Securities Act"), either for its own account or for the account of others (other than a registration statement relating solely to employee benefit plans), then each party to the Registration Rights Agreement will have the right, subject to certain restrictions and priorities, to request that the Company register its shares of Common Stock in connection with such registration. Under the Registration Rights Agreement, the holders of "Registrable Securities," on the one hand, and the Company, on the other, agree to indemnify each other for certain liabilities, including liabilities under the Securities Act, in connection with any registration of shares subject to the Registration Rights Agreement.

THE 1998 OFFERING

         On April 24, 1998, the Company completed a public offering of 1,800,000 shares of Common Stock at a price of $27.50 per share, of which 567,310 shares were sold by the Company and 1,232,690 shares were sold by certain selling stockholders. In connection with the offering, Messrs. Lee, Reiner, Smith and a former employee sold 1,071,921 shares, 100,000 shares, 13,055 shares and 20,200 shares, respectively. A portion of the proceeds received by Mr. Reiner from the sale of such shares was used by him to repay the outstanding balance of a note issued by Mr. Reiner to the Company. See "Executive Compensation -- Employment and Other Agreements and Change of Control Arrangements."

CERTAIN OTHER TRANSACTIONS

         Finlay has entered into indemnification agreements with each of Finlay's directors and certain executive officers. The indemnification agreements require, among other things, that Finlay indemnify its directors and executive officers against certain liabilities and associated expenses arising from their service as directors and executive officers of Finlay and reimburse certain related legal and other expenses. In the event of a Change of Control (as defined therein), Finlay will, upon request by an indemnitee under the agreements, create and fund a trust for the benefit of such indemnitee sufficient to satisfy reasonably anticipated claims for indemnification. Finlay will also cover each director and certain executive officers under a directors and officers liability policy maintained by Finlay in such amounts as the Board of Directors of the Company finds reasonable. Although the indemnification agreements offer coverage similar to the provisions in the Restated Certificate of Incorporation and the Delaware General Corporation Law, they provide greater assurance to directors and officers that indemnification will be available because, as contracts, they cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to eliminate the rights they provide.

         For information relating to certain transactions involving members of management or others, see "Executive Compensation -- Compensation Committee Interlocks and Insider Participation" and "Executive Compensation -- Employment and Other Agreements and Change of Control Arrangements."

                              STOCKHOLDER PROPOSALS

         Stockholder proposals intended to be presented at the next annual meeting of stockholders, to be held in 2002, must be received by the Company at 529 Fifth Avenue, New York, New York 10017, Attention: Secretary by January 18, 2002 to be included in the proxy statement and form of proxy relating to that meeting.

                                    AUDITORS

         The Company engaged Arthur Andersen LLP to report on the financial statements of the Company for the fiscal year ended February 3, 2001, and Arthur Andersen LLP has been selected by the Board of Directors to audit and report on the financial statements of the Company for the year ending February 2, 2002. Representatives of Arthur Andersen LLP are expected to attend the Annual Meeting and, while they are not expected to make a statement, they will have an opportunity to do so if they desire. They will also be available to answer appropriate questions.

         AUDIT FEES. The aggregate fees billed by Arthur Andersen LLP for professional services rendered for the audit of the Company's annual financial statements for the 2000 fiscal year and the reviews of the financial statements included in the Company's Form 10-Qs for the 2000 fiscal year totaled $378,500.

         FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES. There were no fees billed for professional services related to financial information systems design and implementation by Arthur Andersen LLP for the 2000 fiscal year.

         ALL OTHER FEES. The aggregate fees billed for services rendered by Arthur Andersen LLP, other than for audit and information technology services, described in the preceding two paragraphs, for the 2000 fiscal year totaled $392,600, comprised of fees for non-audit related services.

         The Audit Committee has considered whether the provision of services covered in the preceding two paragraphs is compatible with maintaining Arthur Andersen LLP's independence.

                                OTHER INFORMATION

         The cost of soliciting proxies will be borne by the Company. Following the original mailing of proxy soliciting material, regular employees of the Company may solicit proxies by mail, telephone, telegraph and personal interview. Arrangements have been made with brokerage houses and other custodians, nominees and fiduciaries which are record holders of the Company's stock to forward proxy soliciting material and annual reports to the beneficial owners of such stock, and the Company will reimburse such record holders for their reasonable expenses incurred in providing such services. As of the date of this Proxy Statement, the Company has not retained the services of a proxy solicitor to assist in the solicitation of proxies; however, the Company may determine prior to the date of the annual meeting to retain a proxy solicitor, in which case the Company anticipates that the cost of doing so will not exceed $5,000.

         A COPY OF THE COMPANY'S ANNUAL REPORT FOR THE FISCAL YEAR ENDED FEBRUARY 3, 2001 IS ENCLOSED.

         The Board of Directors is aware of no other matters that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.


                                         By Order of the Board of Directors.


                                                    Bonni G. Davis
                                                    VICE PRESIDENT, SECRETARY
                                                        AND GENERAL COUNSEL
Dated:     New York, New York
           May 18, 2001

                                                                      APPENDIX A



                            FINLAY ENTERPRISES, INC.
                                       AND
                         FINLAY FINE JEWELRY CORPORATION
                             AUDIT COMMITTEE CHARTER


STATEMENT OF POLICY

The principal function of the audit committee is to assist the board of directors in fulfilling its oversight responsibilities to the stockholders and the investment community relating to corporate accounting and auditing of the Company's financial statements by its independent public accountants, the reporting practices of the Company and the quality and integrity of the Company's financial reports. The committee shall provide support for management's efforts to enhance the quality of the Company's system of internal controls and shall work to provide an open avenue of communication among the Company's independent public accountants, financial and senior management and the board of directors.

COMPOSITION AND TERM

The committee shall be comprised of three or more directors who are "independent" (as that term is defined by the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc. (the "NASD") on behalf of the Nasdaq Stock Market) of the management of the Company and are free of any relationship that, in the opinion of the board of directors, may interfere with the exercise of independent judgment as a committee member.

The committee members shall be appointed, upon the recommendation of the nominating committee of the board of directors, for one-year terms or until their successors have been duly appointed and qualified. The chairperson shall be designated by the board of directors.

Each committee member shall have a working familiarity with basic finance and accounting practices, and at least one member shall have accounting or related financial management expertise.

ADMINISTRATIVE MATTERS

The committee shall meet at least four times per year or more frequently as circumstances require. The committee shall report to the full board of directors at the first board meeting following each such committee meeting.

The Company's independent public accountants shall attend at least two of the committee's meetings each year. The committee may request members of management or others to attend meetings and provide pertinent information as necessary. The committee shall provide management and the independent public accountants with appropriate opportunities to meet privately with the committee. Included among the items to be discussed and addressed are the independent public accountants' evaluation of the Company's financial and accounting personnel and the cooperation that the independent public accountants received during and in connection with the audit, as well as the accountants' judgments with regard to the quality of the Company's accounting principles, including the clarity of the Company's financial statement disclosures.

The board of directors and the committee have the ultimate authority and responsibility to select, evaluate and where appropriate, replace the independent public accountants. The independent public accountants are accountable to the board of directors and the committee.

DUTIES AND RESPONSIBILITIES

The duties of the committee shall include the following:

1. Make recommendations to the board of directors as to: (a) the selection of the firm of independent public accountants to examine the books and accounts of the Company and its subsidiaries for each fiscal year (including annually reviewing the independence of the independent public accountants and obtaining a formal written statement that discloses all relationships between the accountants and the Company and, where applicable, engaging in dialogue with such accountants with respect to any relationships that may impact its objectivity and independence); (b) the proposed arrangement for the independent public accountants for each fiscal year, including their risk assessment process in establishing the scope of the examination, the proposed fees and the reports to be rendered.

2. Review the results of the quarterly reviews and the year end audit of the Company, including (a) the audit report, the published financial statements, the management representation letter, the "Memorandum on Internal Control Structure and Related Matters" prepared by the independent public accountants, management's responses concerning that memorandum and any other pertinent reports; (b) any material accounting issues among management and the independent public accountants, including any difficulties encountered during the course of the audit; and (c) other matters required to be communicated to the committee under generally accepted auditing standards, as amended, by the independent public accountants. With respect to interim financial information the committee will discuss with management and, if appropriate, the independent public accountants the quarterly review results and required communications prior to any interim filings with the SEC.

3. Review with management and the independent public accountants such accounting policies (and changes therein) of the Company, including any financial reporting issues which could have a material impact on the Company's financial statements as are deemed appropriate for review by the committee prior to any interim or year-end filings with the SEC or other regulators.

4. Review with financial and senior management the adequacy of the Company's internal controls, including information systems control and security.

5. Review periodically the Company's policy on ethical business conduct and ensure that management has established a system to enforce the policy.

6. Review periodically the policies and procedures of the Company designed to ensure compliance with applicable laws and regulations and loan and indenture covenants and restrictions and monitor the Company's compliance efforts.

7. Review periodically the Company's policies and procedures with respect to officers' expenses.

8. Investigate any matter brought to the attention of the committee and retain independent counsel, accountants or others to assist it in connection therewith if in the committee's judgment such action is appropriate and meet annually with general counsel, and outside counsel when appropriate, to review legal and regulatory matters, if any, that may have a material impact on the financial statements.

9. Inquire of management and the independent public accountants about significant risks or exposures and assess the steps management has taken to minimize such risks to the Company.

10. Make a periodic (at least annual) self-assessment of the committee, including a review of the charter.

11. Include in the Company's proxy statement for its annual meeting for the election of directors, a report of the committee including, but not limited to, advice with respect to whether the Company's audited financial statements should be included in the Company's Form 10-K.

12. The committee shall also undertake such additional activities within the scope of its primary function as may be assigned by law, the Company's certificate of incorporation or by-laws, or as the board of directors or the committee, within the scope of its responsibilities, may from time to time determine.

                                     [FRONT]
  PROXY                       FINLAY ENTERPRISES, INC.

                               PROXY SOLICITED BY
               THE BOARD OF DIRECTORS OF FINLAY ENTERPRISES, INC.
              FOR THE ANNUAL MEETING OF STOCKHOLDERS-June 21, 2001

         The undersigned hereby appoints Arthur E. Reiner, Joseph M. Melvin and Leslie A. Philip, and each of them, with power of substitution and resubstitution to each, as the proxies and attorneys of the undersigned to vote, as designated below, all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Finlay Enterprises, Inc. to be held at the Cornell Club, 6 East 44th Street, New York, New York at 10:00 a.m. (local time) on June 21, 2001, and at any adjournment thereof.

1.    Election of Directors:

       [   ]      FOR all nominees listed below       [   ] WITHHOLD
                  (except as marked to                      APPROVAL to vote
                  the contrary below)                       for all nominees
                                                            listed below


         Norman S. Matthews, Hanne M. Merriman and Warren C. Smith, Jr.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)


2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

      If no direction is given, this proxy will be voted FOR the election of the nominees set forth in Proposal No. 1.

                    THE BOARD OF DIRECTORS RECOMMENDS A VOTE
          FOR THE ELECTION OF THE NOMINEES SET FORTH IN PROPOSAL NO. 1


      TO BE VALID, THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE

                                     [BACK]


               Please sign exactly as name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.




               Dated:_______________________________________________________



               _____________________________________________________________
               Signature



               _____________________________________________________________
               Signature


               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.